EXHIBIT 10.5

CONFIDENTIAL	January 25, 2007
Mr. Alan P. Magerman
Chairman
Xenonics Holdings Inc.
2236 Rutherford Road Suite 123
Dear Mr. Magerman:
The purpose of this letter is to confirm the engagement of Granite Financial Group, Inc. (“Granite”) to act as a non exclusive placement agent for Xenonics Holdings Inc.., (together with its affiliates and subsidiaries, the “Company”) in connection with a potential Transaction. For purposes hereof, a “Transaction” means private placement.
1.	As compensation for Granite’s services hereunder, the Company hereby agrees to pay Granite the following fee:
a.	Cash Transaction Fee equal to 10% of gross proceeds invested by parties introduced by Granite payable immediately upon consummation of a Transaction. Granite would take the 10% Fee and invest the Fee in the deal under the same terms as the Investor.
2.	The term of Granite’s engagement as placement agent to the Company shall commence on the date hereof and continue until 1 month after the date hereof, unless extended by mutual written consent or earlier terminated by either party upon 30 days’ prior written notice; provided, however, that no such termination shall affect the indemnification, contribution and confidentiality to obligations of the Company, the right of Granite to receive any fees payable hereunder or fees that have accrued prior to such termination.

3.	The Company hereby agrees that, whether or not this agreement is terminated and/or whether or not the Transaction is consummated, prior to November 20, 2007 the Company will not enter into any agreement, transaction, or arrangement, with parties introduced by Granite, (including their agents, principals and affiliates, the accounts and funds which they manage or advise) unless such agreement, transaction or arrangement is effected through or with the prior written consent of Granite. The Company agrees that in the event the Company violates this Non-Circumvention clause Granite shall be entitled to, in addition to any other available remedies, injunctive relief to prevent such agreement, transaction, or arrangement and, in the case of such an actual closing of an agreement, transaction, or arrangement, Granite shall be entitled to, in additional to any other available remedies, compensation equal to that outlined in sections 1.a for any funds received by the Company.

4.	The Company agrees to indemnify Granite and related persons in accordance with the indemnification letter attached hereto as Schedule A, the provisions of which are incorporated herein by reference in their entirety.

5.	The Company recognizes and confirms that Granite, in acting pursuant to this engagement, will be using information in reports and other information provided by others, including, without limitation, information provided by or on behalf of the Company, and that Granite does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such reports and information. The Company hereby warrants that any information relating to the Company that is furnished to Granite by or on behalf of the Company will be fair, accurate and complete in all material respects and will not contain any material omissions or misstatements of fact. The Company agrees that any information or advice rendered by Granite or its representatives in connection with this engagement is for the confidential use of the Company only in its evaluation of a Transaction and, except as otherwise required by law, the Company will not and will not permit any third party to disclose or otherwise refer to such advise or information in any manner without Granite’s written consent.

6.	This agreement (a) shall be governed and construed in accordance with the laws of the State of California regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, (b) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto, (c) may not be amended or modified except in a writing executed by the Company and Granite and (d) shall be binding upon and inure to the benefit of the Company, Granite, and other Indemnified Parties and their respective successors and assigns. The Company and Granite agree to waive trail by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed Transaction or the engagement of or performance by Granite hereunder. The Company acknowledges that Granite in connection with is engagement hereunder is acting as independent contract with duties owing solely to the Company and that nothing in this agreement is intended to confer upon other person any rights or remedies hereunder or by reason hereof.
This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very best regards,		Accepted and agreed to as of the date set forth above:
Granite Financial Group, Inc.		Xenonics Holdings Inc.

By:	/s/ Daniel J. Schreiber	By:	/s/ Alan P. Magerman

Name: Daniel J. Schreiber		Name: Alan P. Magerman
Title: President		Title: Chairman